Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-226398, 333-99671, 333-158071, 333-177805 and 333-194243) on Form S-8 of our report dated June 24, 2021, with respect to the statements of net assets available for plan benefits of the GE Retirement Savings Plan as of December 31, 2020, which report appears in the December 31, 2021 annual report on Form 11-K of the GE Retirement Savings Plan.

/s/ KPMG LLP
Albany, New York
June 17, 2022